EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in
the Registration Statement (Form S-8 No. 333-    ) pertaining to the Online
Resources & Communications Corporation 1989 Stock Option Plan and the Online Resources & Communications Corporation 1999 Stock Option Plan and related Prospectus of Online Resources & Communications Corporation for the registration of 147,715 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 1999, except for Note 11, as to which the date is May 2, 1999, included in the Registration Statement (Form S-1 No. 333-74777) and related Prospectus of Online Resources & Communications Corporation filed with the Securities and Exchange Commission.





                                                        /s/ Ernst & Young LLP


Vienna, Virginia
December 9, 1999